Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR OF 2021 AND ANNOUNCES QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported fourth quarter 2021 net income of $1,852,000, or $0.11 per diluted common share. This earnings performance was a $1,160,000 increase from the fourth quarter of 2020 when net income totaled $692,000, or $0.04 per diluted common share.  For the year ended December 31, 2021, the Company reported net income of $7,072,000, or $0.41 per diluted common share.  This represents a 51.9% increase in earnings per share from the full year of 2020 when net income totaled $4,598,000, or $0.27 per diluted common share.  The following table highlights the Company’s financial performance for both the three- and twelve-month periods ended December 31, 2021 and 2020:

	Fourth Quarter 2021	Fourth Quarter 2020	Year Ended December 31, 2021	Year Ended December 31, 2020

Net income	$1,852,000	$692,000	$7,072,000	$4,598,000
Diluted earnings per share	$0.11	$0.04	$0.41	$0.27

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the fourth quarter and full year 2021 financial results: “As expected, our earnings demonstrated meaningful improvement in the fourth quarter as this was the first quarter that we received the full benefit of several important strategic actions that our company executed during 2021.  This allowed AmeriServ Financial, Inc. to produce strong growth in two important shareholder metrics as our full year 2021 earnings per share of $0.41 represented a 51.9% improvement and our tangible book value(1) per share ended 2021 at $6.02 which resulted in an 11.1% increase from 2020. I am particularly pleased with how our employees have stepped up and assisted our customers throughout the pandemic as we have generated record levels of loans, deposits, and fee income from our wealth management business.  We are entering 2022 with good earnings momentum and a strong balance sheet which should position us well to take advantage of opportunities presented by an improving economy.”

All fourth quarter and full year of 2021 financial performance metrics within this document are compared to the fourth quarter and full year of 2020 unless otherwise noted.

The Company's net interest income in the fourth quarter of 2021 increased by $946,000, or 10.1%, from the prior year's fourth quarter and, for the full year of 2021, increased by $2.7 million, or 7.5%, when compared to the full year of 2020.  The Company’s net interest margin of 3.26% for the fourth quarter of 2021 and 3.15% for the full year was 14 basis points higher than the prior year quarter but was four basis points lower than the prior full year.  Financial results when comparing 2021 to 2020 were indicative of an improving economic environment as well as the Company’s execution of strategies to effectively meet the challenge presented by the low interest rate environment which included the execution of several strategies to reduce our cost of funds.  We believe asset quality is strong as we continue to manage credit well with exceptionally low net charge-offs.  The emergence of the omicron variant, high inflation and supply chain issues remind us that many risks remain.  AmeriServ has proven to be resilient given the complex challenges we have confronted.  The Company will continue to adapt in this fluid environment and prioritize the well-being of our employees and the communities we serve.

The Company demonstrated significantly higher than historical levels of both total average loans and total average deposits for both the quarter and full year time periods in 2021 versus 2020.  This growth is due to successful business development efforts, the impact from the government stimulus programs and the 2021 Somerset County branch acquisition.  Net interest income improved due to (1. the positive impact of commercial real estate and residential mortgage loan growth, (2. significant interest expense savings from the issuance of the subordinated debt during the third quarter of 2021, which was used to retire higher cost existing subordinated debt and trust preferred securities, and (3. the utilization of acquired low-cost core deposits to replace higher cost institutional deposits that were on our balance sheet.  The combination of these three factors more than offset the unfavorable impact of net interest margin pressure from lower earning asset yields.  This significant decrease to total interest expense in 2021 was the primary driver for net interest income increasing compared to last year.  Overall, the increase to net interest income, a growing level of non-interest income, and a reduced loan loss provision more than offset a higher level of non-interest expense resulting in an improved earnings performance in 2021.

The economic recovery has been evident in our lending activity as we continued to experience good loan production throughout 2021.  Commercial loan pipelines returned to pre-COVID levels early this year.  The overall total loan portfolio volume stabilized during the second half of the year as additional loan growth was offset by a high level of early payoff activity, particularly during the fourth quarter.  Also, PPP loans continue to decline as they complete the forgiveness process.  Overall, when compared to the most recently completed pre-pandemic year of 2019, total loan production was over $79 million, or 31.2%, higher in 2021.  Although reduced from its peak in 2020, strong residential mortgage loan production continued throughout 2021.  Residential mortgage loan production totaled $90.5 million in 2021 which declined by 36.5% from the production level of $142.5 million achieved in 2020.  Despite the decline between years, this is the second highest level of residential mortgage loan production during the most recently completed eight-year period.  The Company revised strategy in 2021 and retained a higher percentage of our residential mortgage loan production in the loan portfolio as opposed to selling into the secondary market.  This strategic change allowed us to more profitably deploy a portion of the increased liquidity that we have on our balance sheet.

As stated previously, total loans continue to be significantly higher than historical levels and averaged $992.5 million in the fourth quarter of 2021 which is $22.2 million, or 2.3%, higher than the $970.3 million average for the fourth quarter of 2020, while total average loans for the full year of 2021 were $65.5 million, or 7.1%, higher than the 2020 full year average.  The growth experienced in our commercial real estate portfolio resulted in traditional loan fee income increasing by $157,000, or 34.9%, for the quarter and by $465,000, or 41.9%, for full year when compared to the same time periods from last year.  Total PPP loans averaged $23.4 million for the quarter, decreasing by $41.4 million, or 63.9%, from last year’s fourth quarter average as we continue to work with our customers through the forgiveness process.  The Company recorded a total of $2.3 million of processing fee income and interest income from PPP lending activity in 2021, which is $398,000, or 21.2%, higher than the 2020 level.  Finally, on an end of period basis, excluding total PPP loans, the total loan portfolio grew by approximately $48.7 million, or 5.3%, since the end of the fourth quarter of 2020.

The Company remains committed to prudently working with our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications. Borrower requested modifications primarily consist of the deferral of principal and/or interest payments.  On December 31, 2021, loans totaling approximately $7.7 million, or 0.8% of total loans, were on a payment modification plan.  These loans include five commercial borrowers primarily in the hospitality and personal care industries.  This current level of borrowers requesting payment deferrals is down sharply from its peak level of approximately $200 million as of June 30, 2020. Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals.  Deferral extension requests are considered based upon the customer’s needs and their impacted industry as well as borrower and guarantor capacity to service debt and issued regulatory guidance.

Total investment securities averaged $209.9 million for the full year of 2021, which is $22.1 million, or 11.8%, higher than the $187.8 million average for the full year of 2020.  The Company continued to be selective in 2021 when purchasing securities due to the low interest rate environment.  Specifically, a steeper U.S. Treasury yield curve generally results in improved yields for federal agency mortgage-backed securities and federal agency bonds.  Once this occurs, management purchases more of these investments for our portfolio.  This provides us with the opportunity to more profitably deploy a portion of the increased liquidity on our balance sheet into the securities portfolio as opposed to leaving these funds in low yielding federal funds sold.  This redeployment of funds contributed to total securities growing between years.  Management also continued to purchase taxable municipals and corporate securities to maintain a well-diversified portfolio.

Similar to what is occurring across the banking industry, our liquidity position continues to be strong due to the significant influx of deposits. The challenges this increased liquidity presents are twofold.  First, there is the uncertainty regarding the duration that these increased funds will remain on the balance sheet which will be determined by customer behavior as economic conditions change.  The second challenge is to profitably deploy this increased liquidity given the current low yields on short-term investment products.  As a result, short-term investment balances averaged $36.7 million in the fourth quarter of 2021 and $47.3 million for the full year, which remains high by historical standards.  In comparison to the third quarter of 2021, total average short-term investments decreased by $34.7 million, or 48.6%, primarily from management allowing the previously mentioned high cost, institutional deposit to mature, which totaled $33 million.  Overall, this resulted in total short-term investments declining to a more manageable level.  However, diligent monitoring and management of our short-term investment position remains a priority.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the remaining increased funds.  Overall, for the full year of 2021, total interest income on both loans and investments decreased by $213,000, or 0.5%, between years despite the increased average volumes.

Government economic stimulus to support most Americans and financial assistance provided to municipalities and school districts during the pandemic contributed to total deposits increasing significantly between years and reaching record levels during 2021.  Also, the previously disclosed branch acquisition resulted in approximately $42 million of additional deposits coming on to our balance sheet in the second quarter.  Total deposit volumes did decrease between the third and fourth quarters of 2021 due to management’s decision to allow a large, high-cost institutional deposit to mature late in the third quarter.  Therefore, total average deposit volumes in the fourth quarter of 2021 reflect the full impact to quarterly average deposits from this large deposit maturity.  Overall, the Company's loan to deposit ratio averaged 85.5% in the fourth quarter of 2021, which we believe indicates that the Company has ample capacity to continue to grow its loan portfolio through effective business development efforts and is also strongly positioned to provide the necessary assistance to our customers and our community as they recover from the COVID-19 pandemic and respond to an improving economy.  The average balance of total interest earning assets for the fourth quarter of 2021 is $64.0 million, or 5.4%, higher than the fourth quarter of 2020.  Likewise, on the liability side of the balance sheet, total average deposits for the fourth quarter increased by $93.9 million, or 8.8%, since last year.

Total interest expense for the full year of 2021 decreased by $2.9 million, or 27.9%, when compared to 2020, due to lower levels of deposit and Federal Home Loan Bank (FHLB) borrowings interest expense.  Specifically, deposit interest expense in 2021 was lower by $2.8 million, or 37.0%, despite the previously mentioned increase in deposits that occurred between years.  The deposit growth reflects new deposit inflows as well as the loyalty of the bank’s core deposit base.  The previously mentioned late third quarter 2021 maturity of a $33 million institutional deposit that had an annual cost of 2.95%, which resulted in approximately $240,000 of interest expense savings during the fourth quarter.  Additionally, management continues to effectively execute several deposit product pricing reductions to address the net interest margin challenges presented by the low interest rate environment.  As a result, the Company experienced deposit cost relief.  Specifically, our total deposit cost averaged 0.42% for the full year of 2021 compared to 0.74% in 2020, representing a meaningful decrease of 32 basis points.  Note that total deposit cost in the fourth quarter of 2021 averaged 0.31%.  Total FHLB borrowings interest expense for full year of 2021 was lower by $252,000, or 22.3%, compared to 2020.  The current strong liquidity position has allowed the Company to paydown short-term and FHLB advances, which typically cost more than similar term deposit products.  At December 31, 2021, total short-term and FHLB advances were $42.7 million, which is $47 million, or 52.4%, lower than the December 31, 2020 level.

As mentioned previously and described in detail in our third quarter of 2021 press release, the Company completed a private placement of $27 million in fixed-to-floating rate subordinated notes on August 26, 2021.  The notes currently have a fixed annual interest rate of 3.75% and replaced subordinated debt and trust preferred securities totaling $20 million that had a weighted average cost of 7.73%.  The fourth quarter of 2021 represents the first full quarter that the Company has benefitted from this strategic action to lower long-term debt costs.  Specifically, this strategy favorably reduced fourth quarter 2021 interest expense by $147,000 and we expect annual interest expense on long term debt to decline by $588,000.  This savings is being recognized even though the size of the new subordinated debt is $7 million higher than the debt instruments it replaced.  These additional funds are being utilized for general corporate purposes, which included the downstream of $3.5 million of capital to the bank, to support future loan growth.  Additionally, long term debt interest expense is higher for the full year of 2021 when compared to 2020 because the Company was required to immediately write off the remaining portion of the unamortized issuance costs from the original debt instruments in the third quarter of 2021 which amounted to $202,000.  Therefore, in aggregate, when considering the reduced FHLB borrowings interest cost, total borrowing interest expense decreased by $225,000, or 31.8%, for the quarter and by $101,000, or 3.5%, for the full year.

The Company recorded a $250,000 provision expense for loan losses in the fourth quarter of 2021 as compared to a $1,075,000 provision expense recorded in the fourth quarter of 2020.  For the full year of 2021, the Company recorded a $1.1 million provision expense for loan losses compared to a $2.4 million provision expense recorded in 2020.  The lower 2021 provision for both time periods reflects an improved credit quality outlook for the overall portfolio due to several loan upgrades as well as reduced criticized asset levels and delinquent loan balances demonstrating improvement this year.  This reflects the Company’s loan officers working effectively with our customers as the economy improves and as businesses return to normal operations with limited restrictions.  As demonstrated historically, the Company continues its strategic conviction that a strong allowance for loan losses is needed, which has proven to be essential as we support certain borrowers as they fully recover from the COVID-19 pandemic.  Overall, we believe that non-performing assets remain well controlled, and such assets have increased modestly in the fourth quarter totaling $3.3 million, or 0.34% of total loans, on December 31, 2021.  The Company experienced low net loan charge-offs of $47,000, which equates to 0.00% of total loans, in 2021 and compares favorably to net loan charge-offs of $309,000, or 0.03% of total loans, in 2020.  Since the end of the fourth quarter of 2020, the balance of the allowance for loan losses increased by $1.1 million, or 9.3%, to $12.4 million at December 31, 2021.  Management continues to carefully monitor asset quality with a particular focus on loan customers that have requested an additional payment deferral.  The Asset Quality Task Force is meeting at least monthly to review these particular relationships, receiving input from the business lenders regarding their ongoing discussions with the borrowers.  In summary, the allowance for loan losses provided 373% coverage of non-performing assets, and 1.26% of total loans, on December 31, 2021, compared to 341% coverage of non-performing assets, and 1.16% of total loans, on December 31, 2020.  Note that the reserve coverage of total loans, excluding PPP loans, is 1.28%(1) on December 31, 2021.  The Small Business Administration guarantees 100% of the PPP loans made to eligible borrowers which minimizes the level of credit risk associated with these loans.

Total non-interest income in the fourth quarter of 2021 decreased by $40,000, or 0.9%, from the prior year's fourth quarter, but increased by $1.5 million, or 9.1%, for the full year of 2021 when compared to 2020.  Wealth management fees increased by $372,000, or 14.4%, in the fourth quarter of 2021 and by $1.8 million, or 17.4%, for the full year of 2021 compared to the same time periods in 2020.  The entire wealth management group has performed exceptionally well through the pandemic, actively working for clients to increase the value of their holdings in the financial markets and adding new business.  The fair market value of wealth management assets improved since the third quarter of 2021 and totaled $2.7 billion and also increased from the early pandemic fair market value low point on March 31, 2020 by $728.7 million, or 36.7%.  Other income improved by $32,000, or 5.0%, for the quarter and also increased by $291,000, or 12.7%, for the full year when compared to 2020 primarily due to higher interchange fee income that resulted from increased usage of debit cards as the pandemic caused consumers to increase online purchases and many businesses to implement contactless services by not accepting cash due to health safety concerns.  Service charges on deposit accounts increased during the fourth quarter by $45,000, or 19.1%, and by $62,000, or 6.9%, for the full year as consumers are more active and increasing their spending habits in 2021.  Revenue from bank owned life insurance was relatively stable quarter over quarter but increased by $335,000, or 42.8%, for the year due to the receipt of an additional death claim as well as 2021 income being positively impacted by a financial floor taking hold which caused increased earnings and a higher rate of return on certain policies.  Partially offsetting these favorable items was net realized gains on loans held for sale decreasing for the quarter by $412,000, or 92.8%, and by $859,000, or 56.4%, for the full year due to a lower level of mortgage loan refinance activity in 2021 and the previously mentioned shift in strategy to retain more residential mortgage loans in the loan portfolio.  The Company has retained 79% of all residential mortgage loan originations into the loan portfolio in 2021 compared to 40% in the same period of 2020.  This reduced level of mortgage loan production also caused mortgage related fees to decline by $79,000, or 62.2%, for the fourth quarter of 2021 and by $201,000, or 36.0%, for the full year.

The Company's total non-interest expense in the fourth quarter of 2021 increased by $398,000, or 3.4%, when compared to the fourth quarter of 2020 and increased for the full year of 2021 by $2.5 million, or 5.7%, when compared to 2020.  Other expenses increased by $489,000, or 25.6%, for the quarter and increased by $1.5 million, or 20.8%, for the year.  The primary reason for the increase in both time periods was the Company having to recognize settlement charges in connection with its defined benefit pension plan each quarter since the second quarter of 2021. The amount of the charge in the fourth quarter of 2021 was $616,000, bringing the total settlement charges recognized in 2021 to $1.7 million.  A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceed a threshold of expected annual service and interest costs in the current year.  In 2021, all but one employee that retired elected to take a lump sum distribution as opposed to collecting future monthly annuity payments since the value of the lump sums is elevated due to the historically low interest rates.  It is important to note that since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, we anticipate that the Company’s normal annual pension expense should be lower in the future.  Other items that contributed to the higher level of other expense were costs for the branch acquisition which totaled $389,000 in 2021 and the Company recognizing $117,000 of expense associated with the unfunded commitment reserve in 2021 which represents a $271,000 unfavorable shift from 2020.  Salaries and employee benefits decreased by $100,000, or 1.4%, for the quarter but increased by $457,000, or 1.7%, for the full year of 2021.  Factors causing the year over year increase included greater incentive compensation primarily due to commissions earned as a result of strong performance in the wealth management businesses and continued good residential mortgage and commercial loan production.  Also contributing to the higher salaries and employee benefits expense was increased health care costs which were partially offset by the Company’s basic salary expense declining due to fewer employees.  Professional fees are relatively consistent with the fourth quarter of 2020 but are higher by $237,000, or 4.5%, for the year due to an increased level of outsourced professional services related costs and increased fees due to the PPP lending activity.  Also, other professional fees at the Trust Company increased year over year due to additional support services.  FDIC deposit insurance expense increased by $174,000, or 36.2%, for the year due to an increase in the asset assessment base and the benefit of the Small Bank Assessment Credit being fully utilized in the first quarter of 2020.  Net occupancy expense was $110,000, or 4.4%, higher in 2021 primarily due to additional costs related to the branch acquisition.  Slightly offsetting these increased items and favorably impacting non-interest expenses was a lower level of supplies costs by approximately $46,000, or 6.4%, in 2021 as the majority of the personal protective equipment (PPE) to protect our employees and customers during the pandemic was purchased last year.

The Company recorded an income tax expense of $421,000, or an effective tax rate of 18.5%, in the fourth quarter of 2021.  This compares to an income tax expense of $248,000, or an effective tax rate of 26.4%, for the fourth quarter of 2020.  The higher income tax expense in 2020 resulted from the write-off of a deferred tax asset related to the dissolution of the Company’s former small life insurance subsidiary.  Overall, for the full year of 2021, the Company recorded income tax expense of $1.7 million, or an effective tax rate of 19.4%, compared to income tax expense of $1.2 million in 2020, or an effective tax rate of 20.9%.  The increased income tax expense for the full year of 2021 is a result of the Company’s improved profitability this year.

The Company had total assets of $1.34 billion, shareholders' equity of $116.5 million, a book value of $6.82 per common share and a tangible book value(1) of $6.02 per common share on December 31, 2021.  Both book value and tangible book value per share increased by over 11% in 2021 due to the Company’s improved profitability and effective management of both its investment portfolio and pension obligation. The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

QUARTERLY COMMON STOCK DIVIDEND

The Company’s Board of Directors declared a $0.025 per share quarterly common stock cash dividend.  The cash dividend is payable February 22, 2022 to shareholders of record on February 7, 2022.  This cash dividend represents a 2.6% annualized yield using the January 21, 2022 closing price of $3.92.  For the full year of 2021, the Company’s dividend payout ratio amounted to 24.4%.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, branch acquisition, including the anticipated benefits and financial impact thereof, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the financial markets and the direction of interest rates, including inflation; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; adverse developments with respect to economic conditions of the U.S. and our market areas and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on the economic recovery and our business; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; expected benefits of the branch acquisition; settlement charges related to the defined benefit pension plan; risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and the effectiveness of hedging strategies; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

December 31, 2021

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2021

					YEAR TO
	1QTR	2QTR	3QTR	4QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$1,431	$1,852	$7,072

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.41%	0.54%	0.52%
Return on average equity	8.04	6.46	5.07	6.46	6.48
Return on average tangible common equity (B)	9.08	7.30	5.78	7.35	7.35
Net interest margin	3.23	3.13	2.85	3.26	3.15
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	(0.01)	(0.01)	0.00
Loan loss provision as a percentage of average loans	0.17	0.04	0.14	0.10	0.11
Efficiency ratio (D)	79.00	84.35	84.42	82.73	82.60

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.08	$0.11	$0.41
Average number of common shares outstanding	17,064	17,073	17,075	17,080	17,073
Diluted	0.12	0.10	0.08	0.11	0.41
Average number of common shares outstanding	17,101	17,131	17,114	17,119	17,114
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.025	$0.100

2020

					YEAR TO
	1QTR	2QTR	3QTR	4QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$1,409	$1,419	$1,078	$692	$4,598

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.48%	0.46%	0.34%	0.21%	0.37%
Return on average equity	5.69	5.63	4.17	2.66	4.52
Return on average tangible common equity (B)	6.46	6.38	4.72	3.01	5.12
Net interest margin	3.21	3.30	2.97	3.12	3.19
Net charge-offs (recoveries) as a percentage of average loans	0.06	0.04	0.04	0.01	0.03
Loan loss provision as a percentage of average loans	0.08	0.20	0.29	0.44	0.26
Efficiency ratio (D)	84.46	83.09	84.79	85.28	84.41

EARNINGS PER COMMON SHARE:
Basic	$0.08	$0.08	$0.06	$0.04	$0.27
Average number of common shares outstanding	17,043	17,052	17,059	17,059	17,053
Diluted	0.08	0.08	0.06	0.04	0.27
Average number of common shares outstanding	17,099	17,056	17,062	17,065	17,063
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.025	$0.100

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2021

	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets (E)	$1,311,412	$1,360,583	$1,338,886	$1,335,560
Short-term investments/overnight funds	18,025	45,459	10,080	16,353
Investment securities	204,193	219,395	214,295	216,922
Total loans and loans held for sale, net of unearned income	986,557	992,865	996,029	986,037
Paycheck Protection Program (PPP) loans (F)	67,253	48,098	29,260	17,311
Allowance for loan losses	11,631	11,752	12,124	12,398
Intangible assets	11,944	13,785	13,777	13,769
Deposits	1,117,091	1,168,742	1,144,391	1,139,378
Short-term and FHLB borrowings	55,149	48,149	43,653	42,653
Guaranteed junior subordinated deferrable interest debentures	12,974	12,978	0	0
Subordinated debt, net	7,540	7,546	26,600	26,603
Shareholders’ equity	105,331	111,272	113,736	116,549
Non-performing assets	4,245	3,727	3,119	3,323
Tangible common equity ratio (B)	7.19%	7.24%	7.54%	7.78%
Total capital (to risk weighted assets) ratio	13.03	12.79	13.61	14.04
PER COMMON SHARE:
Book value	$6.17	$6.52	$6.66	$6.82
Tangible book value (B)	5.47	5.71	5.85	6.02
Market value (C)	4.06	3.93	3.88	3.86
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898	$2,596,672	$2,712,695

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300	297	304
Branch locations	16	17	17	17
Common shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

2020
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets (E)	$1,168,355	$1,242,074	$1,260,765	$1,282,733
Short-term investments/overnight funds	6,431	30,219	23,222	11,077
Investment securities	184,784	184,908	184,352	188,387
Total loans and loans held for sale, net of unearned income	877,399	928,350	949,367	978,345
Paycheck Protection Program (PPP) loans (F)	0	66,956	68,460	58,344
Allowance for loan losses	9,334	9,699	10,284	11,345
Intangible assets	11,944	11,944	11,944	11,944
Deposits	957,593	1,033,033	1,042,235	1,054,920
Short-term and FHLB borrowings	74,572	69,894	80,230	89,691
Guaranteed junior subordinated deferrable interest debentures	12,959	12,962	12,966	12,970
Subordinated debt, net	7,517	7,522	7,528	7,534
Shareholders’ equity	100,840	102,604	103,369	104,399
Non-performing assets	2,244	3,122	2,603	3,331
Tangible common equity ratio (B)	7.69%	7.37%	7.34%	7.29%
Total capital (to risk weighted assets) ratio	13.41	13.18	13.02	12.93
PER COMMON SHARE:
Book value	$5.92	$6.01	$6.06	$6.12
Tangible book value (B)	5.22	5.31	5.36	5.42
Market value (C)	2.62	3.08	2.81	3.13
Wealth management assets – fair market value (A)	$1,983,952	$2,193,504	$2,289,948	$2,481,144

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	306	305	306	299
Branch locations	16	16	16	16
Common shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(E)	Certain comparative amounts for prior years have been reclassified to conform with current-year presentations. Such reclassifications did not affect net income or retained earnings.
(F)	Paycheck Protection Program (PPP) loans are included in total loans and loans held for sale, net of unearned income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2021

					YEAR TO
	1QTR	2QTR	3QTR	4QTR	DATE
INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$9,830	$10,145	$40,585
Interest on investments	1,442	1,555	1,542	1,545	6,084
Total Interest Income	11,769	11,838	11,372	11,690	46,669

INTEREST EXPENSE
Deposits	1,402	1,306	1,189	909	4,806
All borrowings	675	665	957	483	2,780
Total Interest Expense	2,077	1,971	2,146	1,392	7,586

NET INTEREST INCOME	9,692	9,867	9,226	10,298	39,083
Provision for loan losses	400	100	350	250	1,100
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,292	9,767	8,876	10,048	37,983

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	3,137	2,955	11,986
Service charges on deposit accounts	201	224	260	280	965
Net realized gains on loans held for sale	495	122	15	32	664
Mortgage related fees	130	99	81	48	358
Net realized gains on investment securities	0	84	0	0	84
Bank owned life insurance	332	218	221	346	1,117
Other income	584	630	702	671	2,587
Total Non-Interest Income	4,614	4,399	4,416	4,332	17,761

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	6,910	7,129	27,847
Net occupancy expense	680	649	651	640	2,620
Equipment expense	390	403	390	399	1,582
Professional fees	1,314	1,396	1,379	1,367	5,456
FDIC deposit insurance expense	155	155	170	175	655
Other expenses	1,825	2,568	2,020	2,397	8,810
Total Non-Interest Expense	11,305	12,038	11,520	12,107	46,970

PRETAX INCOME	2,601	2,128	1,772	2,273	8,774
Income tax expense	520	420	341	421	1,702
NET INCOME	$2,081	$1,708	$1,431	$1,852	$7,072

2020

					YEAR TO DATE
	1QTR	2QTR	3QTR	4QTR
INTEREST INCOME
Interest and fees on loans	$10,332	$10,448	$9,724	$10,124	$40,628
Interest on investments	1,612	1,613	1,513	1,516	6,254
Total Interest Income	11,944	12,061	11,237	11,640	46,882

INTEREST EXPENSE
Deposits	2,458	1,869	1,727	1,580	7,634
All borrowings	735	719	719	708	2,881
Total Interest Expense	3,193	2,588	2,446	2,288	10,515

NET INTEREST INCOME	8,751	9,473	8,791	9,352	36,367
Provision for loan losses	175	450	675	1,075	2,375
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,576	9,023	8,116	8,277	33,992

NON-INTEREST INCOME
Wealth management fees	2,554	2,471	2,604	2,583	10,212
Service charges on deposit accounts	286	176	206	235	903
Net realized gains on loans held for sale	237	335	507	444	1,523
Mortgage related fees	126	145	161	127	559
Net realized gains on investment securities	0	0	0	0	0
Bank owned life insurance	125	152	161	344	782
Other income	504	488	665	639	2,296
Total Non-Interest Income	3,832	3,767	4,304	4,372	16,275

NON-INTEREST EXPENSE
Salaries and employee benefits	6,704	6,619	6,838	7,229	27,390
Net occupancy expense	671	606	608	625	2,510
Equipment expense	395	389	374	401	1,559
Professional fees	1,154	1,331	1,373	1,361	5,219
FDIC deposit insurance expense	26	130	140	185	481
Other expenses	1,683	1,931	1,774	1,908	7,296
Total Non-Interest Expense	10,633	11,006	11,107	11,709	44,455

PRETAX INCOME	1,775	1,784	1,313	940	5,812
Income tax expense	366	365	235	248	1,214
NET INCOME	$1,409	$1,419	$1,078	$692	$4,598

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2021		2020
	4QTR	TWELVE MONTHS	4QTR	TWELVE MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$992,475	$988,761	$970,298	$923,269
Short-term investments and bank deposits	36,651	47,306	23,346	31,968
Total investment securities	218,855	209,892	190,296	187,782
Total interest earning assets	1,247,981	1,245,959	1,183,940	1,143,019

Non-interest earning assets:
Cash and due from banks	18,296	18,736	17,177	18,091
Premises and equipment	17,529	17,749	18,265	18,439
Other assets	82,784	77,806	72,326	70,867
Allowance for loan losses	(12,310)	(11,919)	(10,445)	(9,732)

Total assets	$1,354,280	$1,348,331	$1,281,263	$1,240,684

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$224,412	$213,736	$183,256	$175,088
Savings	131,843	126,050	110,274	104,442
Money market	288,931	297,844	229,987	234,771
Other time	301,736	305,251	357,367	345,228
Total interest bearing deposits	946,922	942,881	880,884	859,529
Borrowings:
Federal funds purchased and other short-term borrowings	244	389	11,204	4,947
Advances from Federal Home Loan Bank	42,161	49,328	67,251	64,046
Guaranteed junior subordinated deferrable interest debentures	0	9,741	13,085	13,085
Subordinated debt	27,000	15,079	7,650	7,650
Lease liabilities	3,613	3,729	3,916	3,949
Total interest bearing liabilities	1,019,940	1,021,147	983,990	953,206

Non-interest bearing liabilities:
Demand deposits	213,954	211,557	186,043	175,336
Other liabilities	6,631	6,446	7,783	10,340
Shareholders’ equity	113,755	109,181	103,447	101,802
Total liabilities and shareholders’ equity	$1,354,280	$1,348,331	$1,281,263	$1,240,684

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2021

					YEAR TO
	1QTR	2QTR	3QTR	4QTR	DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$1,431	$1,852	$7,072

Average shareholders’ equity	104,931	106,009	112,028	113,755	109,181
Less: Average intangible assets	11,944	12,194	13,780	13,773	12,923
Average tangible common equity	92,987	93,815	98,248	99,982	96,258

Return on average tangible common equity (annualized)	9.08%	7.30%	5.78%	7.35%	7.35%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272	$113,736	$116,549
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible common equity	93,387	97,487	99,959	102,780

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583	1,338,886	1,335,560
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible assets	1,299,468	1,346,798	1,325,109	1,321,791

Tangible common equity ratio	7.19%	7.24%	7.54%	7.78%

Total shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

Tangible book value per share	$5.47	$5.71	$5.85	$6.02

2020

	1QTR	2QTR	3QTR	4QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$1,409	$1,419	$1,078	$692	$4,598

Average shareholders’ equity	99,612	101,336	102,813	103,447	101,802
Less: Average intangible assets	11,944	11,944	11,944	11,944	11,944
Average tangible common equity	87,668	89,392	90,869	91,503	89,858

Return on average tangible common equity (annualized)	6.46%	6.38%	4.72%	3.01%	5.12%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$100,840	$102,604	$103,369	$104,399
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible common equity	88,896	90,660	91,425	92,455

TANGIBLE ASSETS
Total assets	1,168,355	1,242,074	1,260,765	1,282,733
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible assets	1,156,411	1,230,130	1,248,821	1,270,789

Tangible common equity ratio	7.69%	7.37%	7.32%	7.28%

Total shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

Tangible book value per share	$5.22	$5.31	$5.36	$5.42

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

--CONTINUED--

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

December 31, 2021
ALLOWANCE RESERVE COVERAGE
Allowance for loan losses	$12,398

Total loans, net of unearned income	985,054

Reserve coverage	1.26%

Reserve coverage to total loans, excluding PPP loans:
Allowance for loan losses	$12,398

Total loans, net of unearned income	985,054
PPP loans	(17,311)
967,743

Non-GAAP reserve coverage	1.28%